INDEFEASIBLE RIGHT OF USE AGREEMENT

THIS IRU AGREEMENT (“Agreement”) is made, entered into, and effective as of the 28th day of September, 2001, by and between McLeodUSA Telecommunications Services, Inc. an Iowa corporation (“McLeodUSA”) and Norlight Telecommunications, Inc., a Wisconsin corporation (“IRU Grantee”).

DEFINITIONS:

In addition to any terms defined herein, the following terms used in this Agreement shall have the following meanings:

A. “Acceptance” means the IRU Grantee’s issuance of an Acceptance Notice or failure to issue a notice of defective IRU Fibers within fourteen (14) days after receipt of Fiber test results from McLeodUSA.

B. “Acceptance Notice” means the notice of acceptance or deemed acceptance of a Segment and/or entire route given by the IRU Grantee pursuant to Article III.

C. “Access Point” is the physical location(s) at which IRU Grantee may, subject to required permits and Rights, connect its telecommunications system with the IRU Fibers. Access Points may be a McLeodUSA point of presence, regenerator site, or optical amplifier with each Access Point specifically set forth on Exhibit A attached hereto and incorporated by reference herein.

D. “Dark Fiber” means Fiber between two specified locations that has no optronics or electronics attached to it.

E. “Fiber” means a glass strand or strands which is/are protected by a color coded buffer tube and which is/are used to transmit a communication signal along the glass strand in the form of pulses of light.

F. “Effective Date” means te date the IRU commences following Acceptance.

G. “Fiber Optic Cable” or “Cable” means a collection of Fibers contained in color-coded buffer tubes with a protective outer covering, which covering includes stiffening rods and filler.

H. “Indefeasible Right of Use” or “IRU” is an exclusive and irrevocable right to use certain Dark Fibers in the McLeodUSA Cable, subject to the terms and conditions of this IRU Agreement.

I. “IRU Fibers” means the Dark Fibers obtained by the IRU Grantee in the McLeodUSA Cable as set forth in Exhibit A.

J. “IRU Fee” means the amount of money in United States Dollars IRU Grantee shall pay McLeodUSA for the use of the IRU Fibers as set forth in Exhibit A.

K. “IRU Grantee” is the party in the preamble to this Agreement obtaining IRU Fibers in the McLeodUSA Cable.

L. “McLeodUSA Cable” means the Cable containing Fibers in which IRU Grantee has an IRU pursuant to the terms of this Agreement.

M. “McLeodUSA Network” means the telecommunications system owned or operated by McLeodUSA.

N. “Optical Splice Point” means the point where the IRU Grantee’s Cable connects to the IRU Fibers.

O. “Proportionate Share” means the percentage determined by dividing the applicable number of IRU Fibers in the McLeodUSA Cable or Cables by the total number of IRU Fibers in the McLeodUSA Cable or Cables. The Proportionate Share may vary with respect to particular Segments of the McLeodUSA Cable.

P. “PSWP” means Plan System Work Period, which is a prearranged period of time reserved for certain work on the McLeodUSA Network that may potentially impact traffic.

Q. “Rights” means any and all necessary right of way agreements, easements, licenses, leases, rights or other agreements necessary for the occupancy and use by either party of poles, conduit, cable, wire, physical plant facilities, and/or access to real property underlying the Cable.

R. “Segments” are portions of McLeodUSA Cable routes specified in Exhibit A of this Agreement, which are capable of being tested and accepted.

S. “Term” means the term of the IRU as set forth in Exhibit A attached hereto, commencing on the Effective Date of this Agreement.

BACKGROUND

IRU Grantee desires to obtain the right to use certain Dark Fibers in the McLeodUSA Cable and McLeodUSA desires to grant to IRU Grantee an Indefeasible Right of Use in certain Fibers in the McLeodUSA Cable subject to the terms and conditions set forth below.

Accordingly, in consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

FIBER OPTIC USE

1.1 Grant of IRU. Subject to the terms and conditions of this Agreement, McLeodUSA grants IRU Grantee an IRU in certain Fibers in the McLeodUSA Network as specifically described in Exhibit A. The IRU includes a non-exclusive right to use tangible and intangible property in order to use the IRU Fibers, including but not limited to cable sheathing, troughing, pedestals, slack containers, and related equipment necessary for the operation and use of the IRU Fibers as contemplated herein (collectively, the “Associated Property”), but excluding any electronic or optronic equipment which shall be provided by IRU Grantee at its sole cost. From time to time, Dark Fiber IRUs in certain Segments may be incorporated into this Agreement by both parties executing a supplemental Exhibit in the form of Exhibit A of this Agreement. For each additional Segment in which an IRU is granted, the separate Exhibit A, executed by both parties, will be attached hereto and titled so as to identify this Agreement, the Cable Segment affected, the resulting IRU Fee and any other terms and conditions relating to the additional Segment in which an IRU is granted thereunder. Upon payment of the IRU Fee for the Segment set forth in a supplemental Exhibit, IRU Grantee shall acquire hereunder an IRU for the IRU Fibers specified in the supplemental Exhibit. IRU Grantee shall be entitled to use its IRU Fibers for any lawful purpose and hereby agrees i) to be bound by all laws, regulations and any requirements of Rights agreements, ii) to appoint McLeodUSA as its agent for any and all matters relating to the Rights if requested by McLeodUSA, iii) to notify McLeodUSA of any transfer and obtaining from any transferee undertakings to be bound by this Agreement and the terms and conditions of the Rights agreements, and iv) to be bound by the provisions of any underlying agreements McLeodUSA has with third parties.

1.2 Survival of Restrictions. Any restrictions contained herein regarding the manner in which IRU Grantee uses the IRU Fibers, including Section 1.3 below, shall continue to apply upon the early termination or expiration of this Agreement.

1.3 Non-Interference. IRU Grantee shall not use the IRU Fibers in a manner that physically or electronically interferes in any way with, or otherwise adversely affects the use of the McLeodUSA Network, Fibers, Cable, (or any equipment or element thereof), or of the fiber, cable or equipment of any person along the route Segments. McLeodUSA shall not use any other Fibers in the McLeodUSA Cable in a way that materially interferes with or adversely affects the use of the IRU Fibers.

ARTICLE II

EFFECTIVE DATE AND TERM

2.1 Effective Date and Term. The IRU Grantee will be entitled to use the IRU Fibers upon the Effective Date. The IRU Term shall start upon the Effective Date and shall terminate on the date set forth in the applicable Exhibit A.

2.2 Rights at End of Term. At the end of the Term, or upon a termination of Rights pursuant to the terms and conditions of this Agreement, including but not limited to condemnation pursuant to Article XIV, the IRU granted hereunder shall immediately terminate and McLeodUSA shall immediately transfer title to the IRU Fibers, along with an undivided interest in the conduit containing the IRU Fibers (but not the other Associated Property), to IRU Grantee. At such time as McLeodUSA transfers title to the IRU Fibers, this Agreement shall terminate only as to the IRU granted hereunder, but shall otherwise remain in effect perpetually as to the Associated Property.

2.3 Survival of Certain Obligations. Expiration or termination of this Agreement shall not affect the rights or obligations of any party with respect to any payments of costs incurred prior to the date of termination or pursuant to Article IX (Taxes); Article X (Liability); Article XXII (Dispute Resolution) and Article XXVI (Rights).

ARTICLE III

ACCEPTANCE AND DOCUMENTATION

3.1 Acceptance/Test Results. Within seven (7) days after receiving the test results, the IRU Grantee shall inspect the Work and its Fibers in accordance with the Testing and Acceptance Standards attached as Exhibit B. The IRU Grantee shall then provide the Acceptance Notice, or indicate its Fibers do not meet the specifications, on the form attached as Exhibits C. McLeodUSA will cooperate with the IRU Grantee to provide additional documentation that would reasonably allow the IRU Grantee to evaluate the acceptability of its Fibers. In addition, the IRU Grantee shall be allowed, subject to the protocols of the Rights agreements, to conduct its own tests, at the IRU Grantee’s expense, to determine acceptability of its Fibers. Issuance of an Acceptance Notice or failure to issue a notice of defective Work during the time period indicated above shall constitute “Acceptance” of the Work by IRU Grantee, but such Acceptance shall not invalidate the Warranty described in this Agreement. McLeodUSA shall take required actions, including retesting Fibers, until all Fibers conform to the specifications in Exhibits B.

3.2 Disputes. Any disputes as to Acceptance of IRU Fibers shall be resolved in accordance with Article XXII of this Agreement.

3.4 As-Builts. McLeodUSA shall deliver to the IRU Grantee complete documentation regarding the as-built condition of the Cable. This documentation (hereinafter referred to as the “Documentation”) shall consist of the following:

(a)	As-Built Drawings prepared in accordance with the specifications set forth in Exhibit D.

(b)	Names of all manufacturers whose optical fiber cable, associated splices and other equipment are used in installing and providing fiber optic network services.

(c)	Technical specifications of the optical fiber cable, associated splices and other equipment used in installing and providing fiber optic network services.

(d)	Summary of Rights and easement providers and recurring fee schedule.

3.5 The Documentation shall be supplied within ninety (90) days after Acceptance of each Segment.

ARTICLE IV

FRANCHISE/LICENSE/PERMIT FEES, AND CO-LOCATION AGREEMENTS

4.1 Collocation. IRU Grantee shall be responsible for entering into any co-location agreements with Local Exchange Carriers and Interexchange Carriers to use its IRU Fibers. In the event that IRU Grantee wishes to co-locate in McLeodUSA facilities, the parties shall enter into a spearate collocation agreement for each site in the form attached hereto as Exhibit E (a “Collocation Agreement”).

4.2 Permits. IRU Grantee shall be responsible for the appropriate government filings, licenses, or other requirements to place the IRU Fibers into operation, including, but not limited to any necessary municipal licenses and/or franchise agreements in addition to the Rights agreements.

4.3 Rights Fees. Pole attachment, permit, Rights, easement fees, or any other fees related to the construction of the McLeodUSA Network shall be the responsibility of and paid for by McLeodUSA, subject to the reimbursement and annual Rights cost sharing provisions of Article V of this Agreement.

ARTICLE V

PAYMENT

5.1 IRU Fee. Upon Acceptance of the IRU Fibers and in consideration of the grant of the IRU by McLeodUSA to IRU Grantee, IRU Grantee shall pay McLeodUSA the balance of the IRU Fee set forth in Exhibit A. The IRU Fee shall be calculated in United States dollars per fiber per route mile for the applicable McLeodUSA Cable Segment in which the IRU Grantee receives an IRU hereunder. The Segments and actual route miles used to calculate the IRU Fee shall be set forth in Exhibit A. The IRU Fee shall be paid within thirty (30) days after Acceptance, unless otherwise specified in this Agreement. Payment provisions specified in Exhibit A shall supersede this provision.

5.2 Method of Payment. Unless otherwise specified, all payments to McLeodUSA set forth in this Agreement may be made using standard company business practices.

5.3 Rights Fee. IRU Grantee shall pay its Proportionate Share of Rights fees as reasonably required from time to time by property owners, government agencies, taxing authorities, or otherwise imposed by law or contract and which relate to the McLeodUSA Cable containing the IRU Fibers during the Term of this Agreement. To the extent possible, all such fees shall be established and agreed to in advance and listed in Exhibit A. Upon written request therefore, McLeodUSA shall provide a reasonable accounting for same.

5.4 Annual Maintenance Fee. Payment for Maintenance and Repairs performed pursuant to Article VI of this Agreement shall be made as follows:

(a) An annual maintenance fee for routine maintenance will be paid by IRU Grantee to McLeodUSA. After Acceptance, the IRU Grantee shall pay McLeodUSA an annual routine maintenance fee as set forth in the attached Exhibit A within thirty (30) days after receipt of invoice. The IRU Grantee shall pay McLeodUSA for routine maintenance of its IRU Fibers based upon Segment route miles. Routine maintenance fees shall be adjusted every five (5) years by using the Consumer Price Index (all city index), published by the Bureau of Labor Statistics, United States Department of Labor. The routine maintenance fee shall adjust by the same percentage of increase that the Consumer Price Index published on each fifth (5th) anniversary date has increased over the Consumer Price Index published on the Effective Date of this Agreement.

(b) Except as otherwise stated in Exhibit A or herein, the IRU Grantee shall pay its Proportionate Share for emergency maintenance, payable within thirty (30) days after IRU Grantee’s receipt of invoice.

5.5 Splicing Fee. The cost for McLeodUSA to splice and test the IRU Fibers pursuant to Article VII hereunder shall be billed to and paid by the IRU Grantee within thirty (30) days after invoice.

ARTICLE VI

MAINTENANCE AND REPAIR

6.1 Procedures. Maintenance and Repair shall be performed in accordance with the Maintenance and Repair Procedures and Time Frames set forth on the attached Exhibit F incorporated by reference herein. McLeodUSA warrants that the IRU Fiber will be maintained in accordance with prevailing telecommunications industry standards, and with the Routine Maintenance Standards set forth in the attached Exhibit G incorporated by reference herein.

6.2 Routine and Emergency Maintenance. All routine maintenance and repair functions and emergency maintenance and repair functions, including “one-call” responses, cable locate services, and necessary relocation of the McLeodUSA Cable containing the IRU Fibers, shall be performed by McLeodUSA or its designee for a period coterminous with the term of this Agreement.

(a) Emergency Maintenance. In accordance with the notice and other requirements set forth in the Maintenance and Repair Procedures and Time Frames, McLeodUSA shall respond to any failure, interruption or impairment in the operation of the IRU Fibers within four (4) hours after receiving a report of any such failure, interruption or impairment. McLeodUSA shall use its reasonable efforts to perform maintenance and repair to correct any failure, interruption or impairment in the operation of the IRU Fibers within eight (8) hours.

(b) Routine Maintenance. McLeodUSA shall schedule and perform periodic maintenance and repair checks and services as set forth in the Routine Maintenance Standards. Additional maintenance can be performed from time to time on the IRU Fibers at McLeodUSA reasonable discretion, or upon IRU Grantee’s reasonable request with reasonable advance notice to McLeodUSA.

6.3 Notice of Repair. McLeodUSA shall provide reasonable advance notice to the IRU Grantee of maintenance or repairs that may affect the IRU Fibers. IRU Grantee shall have the right to have a representative present during any maintenance affecting the IRU Fibers.

6.4 Notice of PSWP. McLeodUSA shall provide reasonable advance notice for any PSWP affecting the McLeodUSA Network.

6.5 Obsolescence. If the grantees of at least fifty percent (50%) of the fibers on the McLeodUSA Network containing the IRU Fibers deem the fiber to be functionally obsolete, then McLeodUSA may offer to IRU Grantee, on not less than one hundred twenty (120) days’ written notice, to substitute for the IRU Fibers on the McLeodUSA Network an equal number of alternative fibers along the same or an alternative route; provided that in any such event, such substitution (a) shall be without unreasonable interruption of service and use by the applicable party; (b) shall be constructed and tested in accordance with the applicable specifications; and (c) shall not adversely affect the use, operation or performance of the party’s network or business. IRU Grantee shall have the right to either accept the proposed substitute fibers or retain the IRU Fibers as initially configured pursuant to this Agreement, provided, however, that if IRU Grantee elects to retain the IRU Fibers as initially configured, McLeodUSA and IRU Grantee shall negotiate a new arrangement for the payment of the costs for maintaining such IRU Fibers, the costs associated with the Rights and all other costs of McLeodUSA relating to such IRU Fibers for the remainder of the Term. McLeodUSA shall provide IRU Grantee with such information as IRU Grantee may reasonably require in order to propose a new arrangement for payment of such costs prior to electing to accept or reject the proposed substitute fibers. In the event of a fiber substitution hereunder, all costs of such substitution, including, without limitation, all disconnect and reconnect costs, fees and expenses, shall be shared by the parties in the following order and amounts: (i) if the affected portion of the McLeodUSA Network includes any conduit other than the conduit housing the IRU Fibers, the total costs shall be allocated equally among all of the affected conduits; and (ii) the costs related to the conduit carrying the IRU Fibers plus the costs specifically related to the fibers within such conduit shall be allocated between IRU Grantee and McLeodUSA and other users based on IRU Grantee’s Proportionate Share. The foregoing notwithstanding, as a condition to paying its share of such fiber substitution costs, IRU Grantee shall be entitled to negotiate an extension to the Term of this Agreement for the reasonably anticipated useful life of the substitute fibers. Except as may be agreed by the parties, in the event of a substitution of fibers, the Term of the IRU shall not exceed twenty (20) years following the Effective Date.

6.6 In the event Owner, or others acting on the Owner’s behalf, at any time during the term of this Agreement, or any extension thereof, discontinues maintenance and/or repair of the Owner’s Cable, the IRU Grantee, or others acting on the IRU Grantee’s behalf, shall have the right, but not the obligation, to thereafter provide for the maintenance and repair of IRU Fibers in the Owner’s Cable at the IRU Grantee’s sole cost and expense. If the Owner discontinues maintenance, the IRU Grantee shall not pay the annual routine maintenance fees in Subarticle 5.4(a) of this Agreement, and shall be entitled to a pro-rata refund of any pre-paid maintenance fees within thirty (30) days after discontinuance of maintenance. The IRU Grantee shall use contractors pre-approved by the Owner, which approval shall not be unreasonably withheld or delayed, and shall be deemed approved after the expiration of a thirty (30) day notice period. Any maintenance and/or repair discontinuance shall be upon no less than six (6) months’ prior written notice by the Owner to IRU Grantee. In the event of such discontinuance, Owner shall obtain for IRU Grantee, or others acting in IRU Grantee’s behalf, adequate access to the easements or Rights on or within which the IRU Fibers are located, for the purpose of permitting the IRU Grantee, or others acting on the IRU Grantee’s behalf, to undertake maintenance and repair of the IRU Fibers.

ARTICLE VII

SPLICING

7.1 McLeodUSA to Perform. The IRU Fibers may be physically spliced into the McLeodUSA Cable. In order to maintain the integrity of the McLeodUSA Cable and Network, McLeodUSA, or a contractor operating under its direction, shall perform all splicing performed on the McLeodUSA Cable.

7.2 Future Work. For future expansion at existing Access Points, or at splice points that are not access points if requested (and if possible), McLeodUSA will perform the necessary splicing upon written or email request by IRU Grantee at its cost. Normal requests for splicing shall be submitted at least ten (10) days prior to the requested splicing date, and expedited requests shall be submitted at least seventy-two (72) hours prior to the requested splicing date. IRU Grantee will pay an expedite fee for each expedited splicing request in the amount specified in Exhibit A. McLeodUSA shall obtain any and all permits necessary for such splicing. IRU Grantee agrees that it will not perform any splicing or interfere in any manner with the McLeodUSA Cable at any time for any reason. The cost of splicing Fibers into McLeodUSA Cable will be borne at all times by the IRU Grantee in accordance with Article V herein.

7.3 All splicing will be performed by the fusion splicing method or by any other method that is mutually agreed to in writing by the parties.

ARTICLE VIII

REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS

8.1 Representations and Warranties. Each party represents and warrants to the other with respect to the rights and obligations contained herein:

(a)	it has the full right and authority to enter into, execute, deliver and perform its obligations under this Agreement;

(b)	this Agreement constitutes a legal, valid, binding obligation enforceable against such party in accordance with its terms;

(c)	its execution of and performance under this Agreement shall not violate any applicable existing regulations, rules, statutes or court orders of any local, state or federal government agency, court or body.

8.2 Limited Warranty and Disclaimer of Implied Warranties. MCLEODUSA WARRANTS THAT THE MCLEODUSA CABLE AND FIBERS SHALL HAVE BEEN CONSTRUCTED IN ACCORDANCE WITH PREVAILING INDUSTRY STANDARDS AND SHALL BE FREE OF DEFECTS IN MATERIALS AND WORKMANSHIP FOR A PERIOD OF ONE (1) YEAR FROM ACCEPTANCE THEREOF BY IRU GRANTEE. MCLEODUSA SHALL USE REASONABLE EFFORTS TO PROMPTLY REPAIR OR REPLACE ANY DEFECTIVE WORK. MCLEODUSA MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE MCLEODUSA CABLE OR THE IRU FIBERS. THE FOREGOING WARRANTY CONSTITUTES THE ONLY WARRANTY WITH RESPECT TO THE MCLEODUSA CABLE AND IRU FIBERS AND THE TIMELY REPAIR AND MAINTENANCE OF THE IRU FIBERS PURSUANT TO THIS AGREEMENT SHALL BE THE EXCLUSIVE REMEDY OF THE IRU GRANTEE WITH REGARD TO THERETO. THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF

MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. MCLEODUSA SHALL IN NO EVENT BE LIABLE TO THE IRU GRANTEE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER FOR ANY REASON HEREUNDER.

8.3 IRU Grantee’s sole and exclusive remedy and sole and exclusive maximum liability of McLeodUSA under the warranties contained in this Article shall be, at the sole option of McLeodUSA, to repair (with new or functionally operative parts) or replace any defective portion of its Cable of which McLeodUSA receives notice during the warranty period, provided that McLeodUSA is promptly notified in writing upon discovery by IRU Grantee that any portion of the IRU Grantee’s Fibers has failed to conform with the terms of this Agreement, such writing to include an explanation of alleged defects.

8.4 In addition to the foregoing warranties, McLeodUSA hereby assigns to the IRU Grantee, and the IRU Grantee shall have the benefit of, any and all contractors’ and suppliers’ warranties with respect to the material in the Cable. The parties agree to cooperate with each other in the event that they have a similar warranty claim against contractor or supplier arising out of this Agreement.

8.5 These warranties do not extend to defects caused by acts of God, accident, fire or other hazard, factors outside the reasonable control of McLeodUSA, nor resulting from IRU Grantee’s, its designees or third parties misuse, neglect, alterations, storage, attempts to repair, or use of other supplies not meeting specifications.

ARTICLE IX

TAXES

9.1 Definition. As used in this Article IX, “Tax” or “Taxes” shall mean any and all taxes, fees, assessments, charges, levies, together with any penalties, fines, or interest thereon, (hereinafter collectively referred to as “Taxes”) imposed by any authority having the power to tax, including any city, county, state, or federal government or quasi-governmental agency or taxing authority.

9.2 Responsibility. The IRU Grantee shall be responsible for any and all sales, use, income, gross receipts or other Tax assessed on the basis of receipt of the IRU Fibers or revenues received by IRU Grantee pursuant to its use of its IRU Fibers. IRU Grantee shall be solely responsible for any real or personal property Taxes relating in any way to its IRU Fibers. IRU Grantee shall reimburse McLeodUSA for IRU Grantee’s Proportionate Share of any Taxes if McLeodUSA is assessed and pays any such Tax. McLeodUSA and IRU Grantee agree to cooperate fully in the preparation of any returns or reports relating to the Taxes or in the event the other contests any Tax. McLeodUSA and IRU Grantee further acknowledge and agree that the provisions of this Article are intended to allocate the Taxes on procedures and methods of computation that are in effect on the date of this Agreement. Material changes in such procedures and methods could significantly alter the fundamental economic assumptions of the parties underlying this Agreement. Accordingly, the parties agree that, if such procedures or methods of computation materially change, the parties will negotiate in good faith an amendment to this Article to preserve, to the extent reasonably practicable, the economic intent and effect of this Article.

9.3 Right to Contest. Either party may in good faith, contest the imposition of any Tax imposed against them in accordance with this Agreement; provided, however, that the contesting party shall take all steps reasonably necessary to ensure that the non-contesting party’s use of its fibers shall not be impaired, including, but not limited to, depositing the entire contested amount with the taxing authority.

9.4 Indemnity. All payments made by IRU Grantee hereunder shall be made without any deduction or withholding for or on account of any Tax, duty or other charges of whatever nature imposed by any taxing or government authority.

ARTICLE X

LIABILITY

10.1 Waiver. Neither Party shall not be liable to the other Party for any indirect, incidental, special, punitive or consequential damages (including, but not limited to, any claim from any customer for loss of services) arising under this Agreement or from any breach or partial breach of the provisions of this Agreement or arising out of any act or omission of, its directors, officers, employees, servants, contractors and/or agents. Each Party shall include in any agreement with any third party relating to the use of the IRU Fiber, a waiver by such third party of any claim for indirect, incidental, special, punitive or consequential damages (including, but not limited to, any claim from any client or customer for loss of services) arising out of or as a result of any act or omission by each Party hereto, its directors, officers, employees, servants, contractors and/or agents. Notwithstanding any other provisions of this Agreement, neither Party shall be liable for any damages (including without limitation, damages for harm to business, lost revenues, lost savings, or lost profits) claimed by the other Party or its end user customers or those to whom a Party has entered into leases with or to whom it has granted IRUs in accordance with Section XXV.

10.2 Indemnity. Each Party hereby agrees to indemnify, defend, protect and save the other Party (including its directors, officers, agents, representatives and employees) harmless from and against any claim, damage, loss, liability, injury, cost and expense (including reasonable attorney’s fees and expenses) in connection with any loss or damage to any property or facilities arising out of or resulting in any way from the acts or omissions to act, negligence or willful misconduct of the Party, its directors, officers, employees, servants, contractors and/or agents in connection with the exercise of its rights and obligations under the terms of this Agreement.

10.3 Actions Against Third Parties. Nothing contained herein shall operate as a limitation on the right of either party hereto to bring an action for damages, including consequential damages, against any third party based on any acts or omissions of such third party as such acts or omissions may affect the operation or use of the McLeodUSA Cable, or any IRU Fibers; and each party hereto shall assign such rights or claims, execute such documents and take whatever actions as may be reasonable and necessary to enable the injured party to pursue any such action against such third party.

ARTICLE XI

FORCE MAJEURE

The obligations of the parties (except for the payment of money hereunder) are subject to force majeure and neither party shall be in default under this Agreement if any failure or delay in performance is caused by strike or other labor dispute; accidents; acts of God; fire; flood; earthquake; lightning; unusually severe weather; material or facility shortages or unavailability not resulting from such party’s failure to timely place orders therefor; lack of transportation; legal inability to access property; acts of any governmental authority; government codes, ordinances, laws, rules and regulations or restrictions; condemnation or the exercise of rights of eminent domain; war or civil disorder; or any other cause beyond the reasonable control of either party hereto. The excused party shall use its best efforts under the circumstances to avoid or remove such causes of non-performance and shall proceed to perform with reasonable dispatch whenever such causes are removed or ceased. Notification of any such event or cause shall in all cases be given by the excused party to the other and, when possible, of the estimated duration.

ARTICLE XII

RELOCATION OF CABLE

12.1 Relocation. If after the Effective Date, McLeodUSA is required to, or reasonably determines that it is required to, relocate or replace its Cable or any of the appurtenant facilities used or required in providing the IRU, (whether by act of nature, government, or grantor of any Right) and the gross cost (excluding reimbursements) of the relocation or replacement exceeds $5,000 per occurrence, then, so long as such work is not necessitated by a breach of the McLeodUSA obligations hereunder, the IRU Grantee shall reimburse McLeodUSA for the IRU Grantee’s Proportionate Share of such costs, including, without limitation, fiber acquisition, splicing, and testing, but only to the extent McLeodUSA has not been reimbursed by a third party including but not limited to an obligated insurance carrier. McLeodUSA shall deliver to the IRU Grantee updated as-built drawings and Documentation with respect to any relocated portion of the Cable no later than ninety (90) days following such relocation. Any such relocation must be performed in a manner so as not to adversely affect the operations, performance or connection points with the network of the IRU Grantee or the end points of the applicable Cable.

12.2 Notice of Relocation. McLeodUSA shall give the IRU Grantee sixty (60) days prior notice of any such relocation, if possible, and shall have the obligation to proceed with such relocation, including, but not limited to, the right to determine the extent of, the timing of, and methods to use for such relocation. Acceptance of relocated IRU Fibers shall be in accordance with Article III of this Agreement.

12.3 Right to Review. McLeodUSA shall have the right to determine the timing, means, method and extent of any relocation hereunder; provided however, that the IRU Grantee shall have the right to review and approve the relocation plans of McLeodUSA not less than fourteen (14) days prior to any relocation and shall have the right to have a representative present at the time McLeodUSA relocates the Cable that contains the IRU Fibers.

ARTICLE XIII

INSURANCE

13.1 IRU Grantee’s Insurance. IRU Grantee shall maintain insurance, for the duration of this Agreement, as follows:

(a) Workers’ Compensation Insurance complying with the law of the state or states in which the services are to be provided and Employers Liability Insurance with the limits of $500,000 for each accident, including occupational disease coverage with limits of $500,000 for each employee, with a $500,000 policy limit.

(b) Comprehensive General Liability Insurance, including premises, operations, products and completed operations, contractual, broad form property damage, independent contractors and personal injury with the following minimum limits: Personal Injury - $5,000,000 each person and $5,000,000 each accident, and Property Damage - $1,000,000 each accident.

(c) Railroad Protective Liability Coverage required for any work within fifty (50) feet of a railroad Rights: $2,000,000 or any other amounts required by the right-of-way providers.

(d) Automobile Liability Insurance for owned, hired and non-owned autos: $2,000,000 combined single limit bodily injury/property damage.

Insurance amounts contained in this section shall be increased by using the Consumer Price Index ten (10) years based upon the increase in the Consumer’s Price Index.

13.2 Certificates. Failure of McLeodUSA to enforce the minimum insurance requirements listed above shall not relieve IRU Grantee of the responsibility for maintaining coverages in the aforesaid amounts. IRU Grantee shall furnish to McLeodUSA certificates of insurance reflecting policies carried and limits of coverage as required above, which shall state that thirty (30) days notice shall be given prior to cancellation, non-renewal or any material change in any such insurance coverage. The insurance for shall name McLeodUSA Incorporated, McLeodUSA Telecommunications Services, Inc. and McLeodUSA Network Services, Inc., as additional insureds.

ARTICLE XIV

CONDEMNATION

14.1 Awards. In the event any portion of the McLeodUSA Cable and/or the IRU Fiber, or the Rights in or upon which it has been installed, become the subject of a condemnation proceeding by any governmental agency or other party cloaked with the power of eminent domain for public purpose or use, then and in such event, it is agreed that IRU Grantee’s interest (being its Proportionate Share of the Fiber and Associated Equipment) shall be severed from the McLeodUSA interest in such proceeding. IRU Grantee shall be entitled to independently pursue an award for its interest in such proceedings and the parties hereto agree to have any such condemnation awards specifically allocated between IRU Grantee’s interest and the McLeodUSA’s interest. In the event IRU Grantee’s interest in such proceeding cannot be severed from the McLeodUSA interest, IRU Grantee shall be entitled to receive its Proportionate Share of the award for its interest in the IRU Fibers and occupancy of the Rights.

14.2 Notice of Taking. Upon its receipt of a formal notice of condemnation or taking, McLeodUSA shall notify IRU Grantee immediately of such condemnation proceeding filed against the McLeodUSA Cable, including the IRU Fibers, or the Rights in or upon which the IRU Fibers have been installed. McLeodUSA shall also notify IRU Grantee as soon as practicable if it becomes aware of circumstances out of which a condemnation or taking is likely to arise.

14.3 It is expressly recognized and understood by the IRU Grantee that relocation costs resulting from any such condemnation proceeding may not be fully reimbursed by the condemning authority and, if McLeodUSA relocates the IRU Fibers, IRU Grantee shall pay its Proportionate Share of all costs associated with the relocation of the IRU Fibers in excess of such costs which were reimbursed by the condemning authority. Notwithstanding, if the IRU Fibers are relocated by McLeodUSA, IRU Grantee shall pay to McLeodUSA all condemnation awards given to IRU Grantee, if any, that relate to the relocation of the IRU Fibers.

ARTICLE XV

CONFIDENTIALITY

15.1 Generally. McLeodUSA and IRU Grantee shall ensure that any and all information and documents obtained from the other party during the term of this Agreement, and identified as being confidential information will be held in strict confidence and will not disclosed or be used for any purpose other than a party’s performance required by this Agreement, and except for disclosures to Affiliates, directors, officers, employees, advisors and agents with a bona fide need to know any such information solely for the purpose of analyzing, investigating, or evaluating issues arising under this Agreement. The term “Affiliate” shall mean any person or entity controlling, controlled by, or under common control with a party.

15.2 Return of Information. All documents, data, or information furnished by McLeodUSA or IRU Grantee is the sole property of that party. Upon the expiration of this Agreement and any extensions thereof, those documents, data, or information shall be returned to its owner if readily available.

15.3 Press Releases/Use of Name. Neither McLeodUSA nor IRU Grantee may make any news release, public announcement, denial or confirmation concerning all or any part of this Agreement or use the other’s name in sales or advertising materials, or in any manner advertise or publish the fact that the companies have entered into this Agreement, or disclose any of the details of this Agreement to any third party, including the press, without the prior written consent of the other party, except such disclosures required by law, or the rules and regulations of the relevant government agencies.

ARTICLE XVI

ABANDONMENT

Should the IRU Grantee decide to abandon all or part of its IRU Fibers, it may do so by informing McLeodUSA in writing. IRU Grantee shall remove its equipment and electronics within thirty (30) days of such notification of abandonment by IRU Grantee, failing which McLeodUSA shall remove same at IRU Grantee’s cost payable within thirty (30) days of receipt of an invoice. At the time of abandonment, the IRU Grantee shall have no further rights with respect to the abandoned IRU Fibers. Such abandonment shall not reduce or otherwise affect the IRU Grantee’s obligations hereunder to the extent required herein.

ARTICLE XVII

DEFAULT

17.1 Notice and Cure. Neither party shall be in default under this Agreement unless and until the other party shall have given the defaulting party written notice of such default and the defaulting party shall have failed to cure the default within thirty (30) days after written receipt of such notice; provided, however, that where a default cannot be reasonably cured within the thirty (30) day period, if the defaulting party shall promptly proceed to cure the default with due diligence, the time for curing the default shall be extended for a period of up to ninety (90) days from the date of receipt of the default notice.

17.2 Failure to Cure. Upon the failure by the defaulting party to timely cure any default after notice thereof from the non-defaulting party, the non-defaulting party may take any action it determines, in its discretion, to be necessary to correct the default, and/or pursue any legal remedies it may have under applicable law or principles of equity relating to the breach.

17.3 Equitable Relief. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to injunctive or similar preliminary relief to prevent or cure breaches of the provisions of this Agreement by the other and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled by law or equity.

17.4 Additonal Events of Default. An event of default shall also be deemed to have occurred if a party becomes insolvent, or institutes or has instituted against it bankruptcy proceedings which are not dismissed within ninety (90) days of filing, or makes a general assignment for the benefit of creditors, or if a receiver is appointed for the benefit of its creditors, or if a receiver is appointed on account of its insolvency, and the non-defaulting party may immediately terminate this Agreement.

ARTICLE XVIII

NOTICES

18.1 Notice Address. Unless otherwise provided herein, all notices and communications concerning this Agreement shall be in writing and addressed as follows:

If to McLeodUSA:

McLeodUSA Telecommunications Services, Inc.

McLeodUSA Technology Park

Attention: Law Group

6400 C Street SW

P.O. Box 3177

Cedar Rapids, Iowa 52406-3177

If to IRU Grantee:

Norlight Telecommunications, Inc.

Attn: Senior Vice President

275 North Corporate Drive

Brookfield, WI 53045-5818

18.2 Manner of Giving Notice. Unless otherwise provided herein, notices shall be sent by certified U.S. Mail, return receipt requested, or by commercial overnight delivery service which provides acknowledgement of delivery and shall be deemed delivered: if sent by U.S. Mail, five (5) days after deposit, or if sent by commercial overnight delivery service, upon verification of receipt.

ARTICLE XIX

ASSIGNMENT, SUCCESSION

19.1 Except as provided in this Article, IRU Grantee shall not assign this Agreement to any other party without the prior written consent of McLeodUSA, provided, however, that without such consent, IRU Grantee shall have the right to assign, sublet or otherwise transfer this Agreement, in whole or in part, to any parent, subsidiary or affiliate of IRU Grantee or to any person, firm or corporation which shall control, be under the control of or be under common control with IRU Grantee, or any corporation or entity into which IRU Grantee, or a subsidiary of IRU Grantee, may be merged or consolidated or which purchases all or substantially all of the assets of IRU Grantee, or a subsidiary of IRU Grantee.

19.2 Except as provided in this Article, McLeodUSA shall not assign this Agreement to any other party without the prior written consent of IRU Grantee, provided, however, that without such consent, McLeodUSA shall have the right to assign, sublet or otherwise transfer this Agreement, in whole or in part, to any parent, subsidiary or affiliate of McLeodUSA or to any person, firm or corporation which shall control, be under the control of or be under common control with McLeodUSA, or any corporation or entity into which McLeodUSA, or a subsidiary of McLeodUSA, may be merged or consolidated or which purchases all or substantially all of the assets of McLeodUSA, or a subsidiary of McLeodUSA.

19.3 Subject to the provisions of this Article, each of the parties’ respective rights and obligations hereunder, shall be binding upon and shall inure to the benefit of the parties hereto and each of their respective permitted successors and assigns.

19.4 During the term of this Agreement, the IRU Grantee shall have the right, without the prior written consent of McLeodUSA, to assign, lease, grant an IRU with respect to, or otherwise in any manner transfer or make available in any manner to any third party the right to use, or use of or access in any manner to any of the IRU Grantee’s rights in the whole and discrete IRU Fibers which are part of the McLeodUSA system. Promptly following any such subsequent IRU grant, the IRU Grantee shall give McLeodUSA written notice identifying the transferee.

ARTICLE XX

GOVERNING LAW

This Agreement shall be interpreted and construed in accordance with the laws of the state in which the Cable is located, without regard to its conflict of laws principles.

ARTICLE XXI

NOT A PARTNERSHIP

The parties agree that this Agreement does not create a partnership between, or a joint venture of McLeodUSA and IRU Grantee.

ARTICLE XXII

DISPUTE RESOLUTION

22.1 It is the intent of IRU Grantee and McLeodUSA that any disputes which may arise between them, or between the employees of each of them, be resolved as quickly as possible. Quick resolution may, in certain circumstances, involve immediate decisions made by the parties’ representatives. When such resolution is not possible, and depending upon the nature of the dispute, the parties hereto agree to resolve such disputes in accordance with the provisions of this Article. The obligation herein to arbitrate shall not be binding upon any party with respect to requests for preliminary injunctions, temporary restraining orders, specific performance or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such court to preserve the status quo or prevent irreparable injury pending resolution by arbitration of the actual dispute.

22.2 McLeodUSA and IRU Grantee shall each designate, by separate letter, representatives as points of contact and decision making with respect to the obligations and rights of the parties, said letters to be furnished by each party to the other within thirty (30) days from the date of this Agreement. Any disputed issues arising during the term of this Agreement shall in all instances be initially referred to the parties’ designated representatives. The parties’ designated representatives shall render a mutually agreeable resolution of the disputed issue, in writing, within seventy-two (72) hours of such referral. Either party may modify the designated representative upon written notice to the other party.

22.3 Any claims or disputes arising under the terms and provisions of this Agreement, or any claims or disputes which the parties’ representatives are unable to resolve within the seventy-two (72) hour time period shall continue to be resolved between the parties’ representatives if mutually agreeable, or may be presented by the claimant in writing to the other party within thirty (30) days after the circumstances which gave rise to the claim or dispute took place or become known to the claimant, or within thirty (30) days after the parties’ representatives fail to achieve resolution, whichever is later. The written notice shall contain a concise statement of the claim or issue in dispute, together with relevant facts and data to support the claim.

22.4 Any controversies or disputes arising out of or relating to this Agreement shall be resolved by binding arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. The parties shall endeavor to select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of this Agreement. In the event the parties are unable to agree to such a selection, each party will select an arbitrator and the arbitrators in turn shall select a third arbitrator.

The arbitrator(s) shall not have the authority, power or right to alter, change, amend, modify, add or subtract from any provision of this Agreement except pursuant to Article 26.3 or to award punitive damages. The arbitrator shall have the power to issue mandatory orders and restraining orders in connection with the arbitration. The award rendered by the arbitrator shall be final and binding on the parties and judgment may be entered thereon in any court having jurisdiction. The agreement to arbitration shall be specifically enforceable under the prevailing arbitration law.

26.5 During the continuance of any arbitration proceeding, each party shall continue to perform their respective obligations under this Agreement.

ARTICLE XXIII

ACKNOWLEDGEMENT

23.1 IRU Grantee agrees and acknowledges that it has no right to use any of the fibers, other than the IRU Fibers, included in the McLeodUSA Cable or otherwise incorporated in the McLeodUSA Network and that IRU Grantee shall keep any and all of the McLeodUSA Network, including the IRU Fibers, free from any liens, rights or claims of any third parties whatsoever.

ARTICLE XXIV

OPERATIONS

24.1 Responsibility for Operations. Subject to the provisions of this Agreement, each party shall have responsibility for determining any network and service configurations or designs, routing configurations, rearrangement or consolidation of channels or circuits and all related function with regard to the use of that party’s Fiber.

24.2 Responsibility for Optronics. IRU Grantee acknowledges and agrees that McLeodUSA is not supplying nor is McLeodUSA obligated to supply to IRU Grantee any optronics or electronics or optical or electrical equipment, all of which are the sole responsibility of IRU Grantee; nor is McLeodUSA responsible for performing any work other than as specified in this Agreement or providing other facilities, including, without limitation, generators, batteries, air conditioners, fire protection, and monitoring and testing equipment.

ARTICLE XXV

RIGHTS

25.1 Continuation. As of the date hereof and to the best of its knowledge, McLeodUSA has, with respect to each IRU Segment to be delivered hereunder, obtained the Rights that were necessary for the construction and use of the McLeodUSA Cable for the Term specified in Exhibit A. It is expressly understood that McLeodUSA and IRU Grantee obligations under this Agreement are conditioned upon and shall in all respects be subject to the continuation of such Rights. McLeodUSA shall use commercially reasonable efforts to cause such Rights to remain effective through the Term of this Agreement. In the event McLeodUSA is unable to resolve any issue with respect to Rights in a manner reasonably acceptable to the IRU Grantee, the IRU Grantee may, after providing McLeodUSA thirty (30) days prior written notice and if allowed under any McLeodUSA third party agreement, attempt to resolve the issue directly with the granter of such Rights; provided however, that it is understood that the IRU is subject to the terms of the Rights, and subject to the terms under which the right of way is owned or held by the grantor of the Rights, including, but not limited to, covenants, conditions, restrictions, easements, reversionary interests, bonds, mortgages and indentures, and other matters, whether or not of record, and to the rights of tenants and licensees in possession. The IRU granted hereunder is further subject and subordinate to the prior right of the grantor of the Rights to use the right of way for other business activities, including railroad operations, telecommunications uses, pipeline operations or any other purposes, and to the prior right of the McLeodUSA to use its rights granted under the Rights. The rights granted herein are expressly made subject to each and every limitation, restriction or reservation affecting the Underlying Rights. Nothing herein shall be construed as to be a representation, warranty or covenant of McLeodUSA’s right, title or interest with respect to the right of way or the Underlying Rights.

25.2 Right to Contest. McLeodUSA shall have the right to contest any legal or equitable challenge relating to the Rights. If IRU Grantee agrees in writing to join McLeodUSA in any such contest the out-of-pocket costs and expenses (including, without limitation, reasonable attorney’s fees and expenses) incurred by McLeodUSA in any such contest shall be shared by IRU Grantee and McLeodUSA by their Proportionate Shares.

25.4 Expiration or Termination. Upon the expiration or termination of any Right before the end of the Term that is necessary in order to grant, continue or maintain an IRU granted hereunder in accordance with the terms and conditions hereof, the Term of the IRU hereunder shall automatically expire upon such expiration or termination of the Right. Notwithstanding the foregoing, in the event McLeodUSA elects to relocate the McLeodUSA Cable, this Agreement shall remain in full force and effect and the IRU Grantee shall pay McLeodUSA for IRU

Grantee’s Proportionate Share of the reasonable costs and expenses incurred as a result of such relocation pursuant to Article XII herein. If the relocation is necessitated by the fault or negligence of McLeodUSA, then IRU Grantee will not be required to pay its Proportionate Share of the reasonable costs and expenses incurred as a result of such relocation pursuant to Article XII herein. McLeodUSA shall give IRU Grantee at least ninety (90) days prior notice of any pending expiration.

ARTICLE XXVI

MISCELLANEOUS

26.1 Headings. The headings of the Articles in this Agreement are strictly for convenience and shall not in any way be construed as amplifying or limiting any of the terms, provisions or conditions of this Agreement.

26.2 Construction. In construction of this Agreement, words used in the singular shall include the plural and the plural the singular, and “or” is used in the inclusive sense, in all cases where such meanings would be appropriate.

26.3 Severability. No provision of this Agreement shall be interpreted to require any unlawful action by either party. If any Article or clause of this Agreement is held to be invalid or unenforceable, then the meaning of that Article or clause shall be construed so as to render it enforceable to the extent feasible. If no feasible interpretation would save the section or clause, it shall be severed from this Agreement with respect to the matter in question, and the remainder of the Agreement shall remain in full force and effect. However, in the event such Article or clause is an essential element of the Agreement, the parties shall promptly negotiate a replacement section or clause that will achieve the intent of such unenforceable section or clause to the extent permitted by law.

26.4 Entire Agreement; Amendment. This Agreement, and any Exhibits referenced and attached hereto or to be attached hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede any and all prior negotiations, understandings and agreements with respect hereto, whether oral or written. This Agreement may be amended only by a written instrument executed by the party against whom enforcement of the modification is sought.

26.5 Non-Waiver. No failure to exercise and no delay in exercising, on the part of either party hereto, any right, power or privilege hereunder shall operate as a waiver hereof, except as expressly provided herein. Any waiver by either party of a breach of any provision of this Agreement shall not be deemed to be a waiver of any other or subsequent breach and shall not be construed to be a modification of the terms of this Agreement unless and until agreed to in writing by both parties.

26.6 Conflicts. In the event of a conflict or difference between the provisions of this Agreement and those of Exhibit A, the provisions of Exhibit A shall prevail. If there is a conflict or difference between this Agreement and other Exhibits, this Agreement shall prevail.

26.7 Performance. All actions, activities, consents, approvals and other undertakings of the parties in this Agreement shall be performed in a reasonable and timely manner.

26.8 Well Known Meanings. Unless expressly defined herein, words having well known technical or trade meanings shall be so construed.

26.9 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

26.10 Drafting. This Agreement has been fully negotiated between and jointly drafted by the parties.

26.11 Claims. Each action or claim against any party arising under or relating to this Agreement shall be made only against such party as a corporation, and any liability relating thereto shall be enforceable only against the corporate assets of such party. No party shall seek to pierce the corporate veil or otherwise seek to impose any liability relating to, or arising from, this Agreement against any shareholder, employee, officer, or director of the other party. Each of such persons is an intended beneficiary of the mutual promises set forth in this Subarticle and shall be entitled to enforce the obligations of this Subarticle.

Norlight Telecommunications, Inc.

By:	James J. Ditter	Date:	9/30/01

Title:	President

McLeodUSA Telecommunications Services, Inc.

By:	/s/	Date:	9/30/01

Title:	President and CEO

EXHIBITS (all incorporated by reference in this Agreement):

A:	IRU Fiber Details, Route Maps, and Material Terms.
B:	Splicing, Testing and Acceptance Standards
C:	Acceptance/Rejection Notice
D:	As-Built Drawing Specifications
E:	Collocation Agreement
F:	Maintenance and Repair Procedures and Time Frames
G:	Routine Maintenance and Repair Standards

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